Exhibit 5.1

BGC GROUP, INC.

July 3, 2023

BGC Group, Inc.

499 Park Avenue

New York, New York 10022

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Assistant Corporate Secretary of BGC Group, Inc., a Delaware corporation (“BGC Group”). You have requested my opinion with respect to the matters set forth below in connection with BGC Group’s filing, pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, File No. 333-259263, originally filed by BGC Partners, Inc., a Delaware corporation (“BGC Partners”), with the U.S. Securities and Exchange Commission (the “SEC”) on September 2, 2021 (the “Registration Statement”). The Registration Statement related to the registration under the Securities Act of the offer and sale of up to 1,000,000 shares of BGC Partners Class A common stock, par value $0.01 per share (“BGC Partners Class A Common Stock”), together with an indeterminate amount of plan interests to be offered or sold pursuant to the BGC Partners, Inc. Deferral Plan for Employees of BGC Partners, Inc., Cantor Fitzgerald, L.P. and their Affiliates (the “Predecessor Plan”). As of this time, 803,890 shares of BGC Partners Class A Common Stock remain unsold pursuant to the Registration Statement.

As a result of a corporate conversion that was completed on July 1, 2023 (the “Corporate Conversion”), BGC Group became the public holding company for BGC Partners and, pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), succeeded to BGC Partners’ registration under the Exchange Act. On July 3, 2023, BGC Group filed a Form 8-K12B reporting that it was the successor registrant to BGC Partners.

Pursuant to the Corporate Conversion, each share of BGC Partners Class A Common Stock outstanding at the effective time of the Corporate Conversion was converted into one share of BGC Group Class A common stock, par value $0.01 per share (“BGC Group Class A Common Stock”). In addition, in connection with the Corporate Conversion, BGC Group assumed and adopted the Predecessor Plan, as amended and restated as the BGC Group, Inc. Deferral Plan for Employees of BGC Group, Inc., Cantor Fitzgerald, L.P. and their Affiliates (the “Deferral Plan”). The Registration Statement, as amended by Post-Effective Amendment No. 1, now relates to the offer and sale by BGC Group of up to 803,890 shares of BGC Group Class A Common Stock (the “Shares”) and an indeterminate amount of plan interests under the Deferral Plan.

For the purposes of this opinion letter, I, or attorneys working under my direction (collectively, “we”), have examined the Registration Statement and Post-Effective Amendment No. 1, the Deferral Plan and the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of BGC Group, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion letter, we have relied, with your approval, upon oral and written representations of officers and other representatives of BGC Group and certificates or comparable documents of public officials and of officers and other representatives of BGC Group.

In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, that all documents submitted to us as certified copies are true and correct copies of such originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal capacity of all individuals executing any of the foregoing documents.

We have assumed that the Shares to be offered and sold from time to time will be duly authorized and issued in accordance with the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of BGC Group, the authorizing resolutions of the Board of Directors of BGC Group or a committee thereof, and applicable law, and that any certificates evidencing such Shares will be duly executed and delivered against receipt of the consideration approved by BGC Group, which will be no less than the par value thereof.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that, when the Shares registered for sale under the Registration Statement, as amended by Post-Effective Amendment No. 1, have been issued, delivered and paid for in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement, as amended by Post-Effective Amendment No. 1, and the Deferral Plan, the Shares will be validly issued, fully paid and non-assessable. I am also of the opinion that the provisions of the written documents constituting the Deferral Plan are in compliance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). My opinion expressed above is exclusively based on the Deferral Plan as constituted as of the date hereof and on the requirements of ERISA in effect as of the date hereof.

I am a member of the bar of the State of New York, and I do not express any opinion herein concerning any law other than the laws of the State of New York, Title I of ERISA, and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to Post-Effective Amendment No. 1 and the use of my name in Post-Effective Amendment No. 1. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Stephen M. Merkel
Stephen M. Merkel
Executive Vice President, General Counsel and
Assistant Corporate Secretary
BGC Group, Inc.